As filed with the Securities and Exchange Commission on October 5, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Synlogic, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-1824804
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

200 Sidney Street, Suite 320

Cambridge, MA 02139

(617) 401-9947

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2015 Equity Incentive Award Plan

2017 Stock Incentive Plan

(Full Title of the Plan)

Jose Carlos Gutierrez-Ramos, Ph.D.

President & Chief Executive Officer

Synlogic, Inc.

200 Sidney Street, Suite 320

Cambridge, MA 02139

(617) 401-9947

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew J. Gardella, Esq.

Lewis J. Geffen, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

(617) 542-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicated by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	844,980 shares	(2)	(2)	(2)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”) that become issuable under the 2015 Equity Incentive Award Plan (the “2015 Plan”) and the 2017 Stock Incentive Plan (the “2017 Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of Common Stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price (a) for outstanding options granted under the 2017 Plan are based upon the weighted-average exercise price of such outstanding options, and (b) for shares reserved for future issuance under the 2015 Plan and 2017 Plan are based on the average of the high and the low price of Registrant’s Common Stock as reported on The Nasdaq Capital Market on October 4, 2017. The chart below details the calculations of the registration fee:

Securities	Number of Shares	Offering Price Per Share		Aggregate Offering Price
Shares issuable upon the exercise of outstanding options granted under the 2017 Plan	647,379	$13.53	(2)(a)	$8,759,037.87
Shares reserved for future grant under the 2017 Plan	48,734	17.70	(2)(b)	$862,591.80
Shares reserved for future grant under the 2015 Plan	148,867	17.70	(2)(b)	$2,634,945.90
Proposed Maximum Aggregate Offering Price				$12,256,575.57
Registration Fee				$1,525.94

EXPLANATORY NOTE

On August 28, 2017, Synlogic, Inc., formerly known as Mirna Therapeutics, Inc. (the “Registrant,” “we,” “us” or “our”), completed its business combination with what was then known as Synlogic, Inc. (“Private Synlogic”) in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of May 15, 2017, by and among the Registrant, Meerkat Merger Sub, Inc. (“Merger Sub”) and Private Synlogic (the “Merger Agreement”), pursuant to which Merger Sub merged with and into Private Synlogic, with Private Synlogic surviving as a wholly owned subsidiary of the Registrant (the “Merger”). Pursuant to the Merger Agreement, each option to purchase shares of Private Synlogic common stock that was outstanding and unexercised immediately prior to the effective time of the Merger under the Synlogic, Inc. 2017 Stock Incentive Plan (the “Plan”), whether or not vested, was converted into and became an option to purchase shares of Registrant’s Common Stock and the Registrant assumed the Plan. In addition, this Registration Statement on Form S-8 is being filed for the purpose of registering an additional 148,867 shares of Registrant’s Common Stock issuable under the 2015 Equity Incentive Award Plan, as a result of the operation of an automatic annual increase provision therein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the 2015 Plan and the 2017 Plan. The documents containing the information specified in Part I will be delivered to the participants in the 2015 Plan and the 2017 Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Synlogic, Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 15, 2017;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed with the SEC on May 9, 2017 and the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 filed with the SEC on August 4, 2017;

(c)	The Registrant’s Current Reports on Form 8-K or 8-K/A as filed with the SEC on May 16, 2017, May 25, 2017, June 29, 2017, August 25, 2017, August 28, 2017 and September 26, 2017; and

(d)	The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A (File No. 001-37566), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on September 23, 2015, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”), filed with the Secretary of State of the State of Delaware and our amended and restated bylaws (the “Bylaws”) that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our Certificate of Incorporation also authorizes us to indemnify our officers, directors and agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our Bylaws provide that:

•	we may indemnify our directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we may advance expenses to our directors, officers, employees and agents in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our Bylaws are not exclusive.

Our Certificate of Incorporation and our Bylaws provide for the indemnification provisions described above and elsewhere herein. We have also entered into separate indemnification agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

The foregoing discussion of the Registrant’s amended and restated articles of incorporation, amended and restated bylaws, indemnification agreements, and Delaware law is not intended to be exhaustive and is qualified in its entirety by such amended and restated articles of incorporation, amended and restated bylaws, indemnification agreements, or law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made under this Item 8 to the exhibit list below, included in this Registration Statement.

Exhibit Number		Incorporated by Reference			Filed
	Exhibit Description	Form	Date	Number	Herewith

4.1	Amended and Restated Certificate of Incorporation.	8-K	10/6/2015	3.1

4.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation.	8-K	8/28/2017	3.1

4.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation.	8-K	8/28/2017	3.2

4.4	Amended and Restated Bylaws.	8-K	10/6/2015	3.2

4.5	Form of Common Stock Certificate.	S-1/A	9/18/2015	4.2

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.				X

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm, regarding financial statements in the Registrant’s annual report on Form 10-K filed on March 15, 2017.				X

23.2	Consent of KPMG LLP, independent registered public accounting firm, regarding financial statements of Private Synlogic included in the Registrant’s current report on Form 8-K/A filed on September 26, 2017 .				X

23.3	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C (included in Exhibit 5.1).				X

24.1	Power of Attorney. Reference is made to the signature page to the Registration Statement.				X

99.1(A)#	2015 Equity Incentive Award Plan.	S-1/A	9/18/2015	10.9(A)

99.1(B)#	Form of Stock Option Grant Notice and Stock Option Agreement under the 2015 Equity Incentive Award Plan.	S-1/A	9/11/2015	10.9(B)

99.1(C)#	Form of Restricted Stock Award Grant Notice and Agreement and Form of Restricted Stock Unit Award Grant Notice and Agreement under the 2015 Equity Incentive Award Plan.	S-1/A	9/11/2015	10.9(C)

99.2(A)#	2017 Stock Incentive Plan.				X

99.2(B)#	Form of Stock Option Grant Notice and Stock Option Agreement under 2017 Stock Incentive Plan.				X

#	Indicates management contract or compensatory plan.

Item 9.	Undertakings.

1. The Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, Massachusetts on October 5, 2017.

SYNLOGIC, INC.

By:	/s/ Jose Carlos Gutierrez-Ramos, Ph.D.
Jose Carlos Gutierrez-Ramos, Ph.D.
President and Chief Executive Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jose Carlos Gutierrez-Ramos, Ph.D. and Todd Shegog, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jose Carlos Gutierrez-Ramos, Ph.D.	Director, President and Chief Executive Officer (Principal Executive Officer)	October 5, 2017
Jose Carlos Gutierrez-Ramos, Ph.D.

/s/ Todd Shegog Todd Shegog	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	October 5, 2017

/s/ Peter Barrett, Ph.D.	Chairman of the Board	October 5, 2017
Peter Barrett, Ph.D.

/s/ Chau Khuong	Director	October 5, 2017
Chau Khuong

/s/ Nick Leschly	Director	October 5, 2017
Nick Leschly

/s/ Edward Mathers	Director	October 5, 2017
Edward Mathers

/s/ Michael Powell, Ph.D.	Director	October 5, 2017
Michael Powell, Ph.D.

/s/ Richard P. Shea	Director	October 5, 2017
Richard P. Shea